BC FORM 53-901F

(Formerly Form 27)

SECURITIES ACT

MATERIAL CHANGE REPORT UNDER SECTION 85(1) OF THE ACT
Item 1: Reporting Issuer:	DRC Resources Corporation.
595 Howe Street, Suite #601
Vancouver, B.C. V6C 2T5
Phone: (604) 687-1629 - Fax (604) 687-2845
Email address: drcresources@uniserve.com

Item 2: Date of Material Change: July 15, 2004

Item 3: Press Release: Dated July 15, 2004 issued in Vancouver, British Columbia

Item 4: Summary of Material Change: DRC Resources has completed 5 diamond drill holes on the Company's 100% owned Ajax Property, located 10 km east of the Afton Property, Kamloops, B.C. Drilling successfully indicated a large near surface copper sulphide system with an associated gold credit between and deeper than the previously mined Ajax East and Ajax West pits.

Item 5: Full Description of Material Change: DRC Resources has completed 5 diamond drill holes on the Company's 100% owned Ajax Property, located 10 km east of the Afton Property, Kamloops, B.C. The purpose of the diamond drill program was to test for sulphide mineralization between the two Ajax open pits and below the previously mined depths. Drilling successfully indicated a large near surface copper sulphide system with an associated gold credit between and deeper than the previously mined Ajax East and Ajax West pits. The Ajax Property, consisting of 77 mineral claims, covering 4500 acres, is connected by an existing 10 km mine haulage road to the Afton Copper-Gold Property to the west.

The results of the exploration program represent a significant departure from the shallow surface pits where the copper-gold ore was mined by the previous operator in the early nineteen nineties. The exploration drill program has outlined copper-gold mineralization with an interpreted vertical depth of 300 meters below surface and with an apparent thickness of 400 meters which is consistent with the zone mined in the two open pits. Three of the five drill holes were drilled over a strike length of approximately 400 metres. Two drill holes completed to the northwest of the Ajax East and West pits did not intersect the mineralized zone as the holes were collared too far in the foot wall of the zone.

The Ajax East and West pits have been described as porphyry deposits in geological publications. The Company is encouraged by the size and depth of the system and intends to continue to explore for a higher grade core.

Significant assay results for three drill holes intersecting the mineral zone over a length of 400 metres and to a depth of 300 metres below surface are as follows:

ASSAY INTERSECTIONS FOR AX-01 @ -55o/121o

Core Length (m)	Depth (m)	Copper (%)	Gold (g/t)
51	75-126	0.232	0.145

121	156-277	0.240	0.169

63	307-370	0.362	0.165

31.2	421-452.2	0.249	0.126

ASSAY INTERSECTIONS FOR AX-02 @ -52o/120o

Core Length (m)	Depth (m)	Copper (%)	Gold (g/t)
194	26-220	0.223	0.141

123	277-400	0.221	0.082

ASSAY INTERSECTION FOR AX-04 @ -55o/120o

Core Length (m)	Depth (m)	Copper (%)	Gold (g/t)
278	27-305	0.233	0.159

The Company and its exploration personnel implemented a Quality Assurance Program as part of a formal Exploration Practices Policy under the supervision of the Company's Vice President of Exploration and Development, Michael W. Hibbitts, P. Geo., a Qualified Person as defined by National Instrument 43-101. Samples for assay were transported by (Eco-Tech employees) to Eco-Tech Laboratory Ltd. of Kamloops, B.C. for analysis for copper, gold, silver and palladium. Copper is analyzed by Aqua Regia digestions and A.A. finish. Gold is analyzed with conventional fire assay with an A.A. finish.

DRC Resources Corporation is a natural resource company with its head office in Vancouver and a field office in Kamloops, B.C. The main focus of DRC Resources is the exploration and development of the Afton Copper-Gold Project located in the Kamloops Mining Division. To date the Company had expended over $5 million on exploration on the Afton Mineral Zone, outlining a 68.7 Million Tonnes Measured and Indicated Mineral Resource of 1.68% Copper Equivalent or 2.61g/t Gold Equivalent (1.08% Cu, 0.85 g/t Au, 2.62 g/t Ag, 0.12 g/t Pd).

In August, 2004, the Company will be awarding an underground excavation contract for a 2000 metre decline (tunnel) to provide access for the definition diamond drill program, bulk sampling and technical studies, which will be carried on concurrently with development of the decline, in order to complete the Afton Feasibility Study.

Item 6: Reliance on section 85 (2) of the Act: Filed on a confidential basis: Not Applicable.

Item 7: Omitted Information: Not Applicable

Item 8: Senior Officer: John H. Kruzick 604-687-1629

Item 9: Statement of Senior Officer: "The foregoing accurately discloses the material change referred to herein."

Dated at Vancouver, British Columbia on the 15th day of July, 2004

"signed"

John H. Kruzick, President/Director